Exhibit 99.2
HUNTINGTON BANCSHARES
2011 THIRD QUARTER PERFORMANCE
DISCUSSION
Date: October 20, 2011
The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2011 Third Quarter Earnings Press Release, which can be found at: http://www.investquest.com/iq/h/hban/ne/finnews/
Earnings Performance Summary
Table 1 — Earnings Performance Summary

	2011
	Third	Second	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$406.5	$403.3	$3.1	1%
Provision for credit losses	43.6	35.8	7.8	22
Noninterest income	258.6	255.8	2.8	1
Noninterest expense	439.1	428.4	10.7	2

Income before income taxes	182.3	194.9	(12.6)	(6)
Provison for income taxes	38.9	49.0	(10.0)	(20)

Net income	143.4	145.9	(2.5)	(2)

Dividends on preferred shares	7.7	7.7	(0.0)	(0)

Net income applicable to common shares	$135.7	$138.2	$(2.5)	(2)%

Net income per common share-diluted	$0.16	$0.16	$—	0%

Revenue — fully-taxable equivalent (FTE)
Net interest income	$406.5	$403.3	$3.1	1%
FTE adjustment	3.7	3.8	(0.2)	(5)

Net interest income — FTE	410.1	407.2	3.0	1
Noninterest income	258.6	255.8	2.8	1

Total revenue — FTE	$668.7	$662.9	$5.8	1%

Significant Items Influencing Financial Performance Comparisons
From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short-term in nature. We believe the disclosure of such “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

As shown in Table 2 below, there were no Significant Items impacting reported results for the 2011 third and second quarters and the 2010 third quarter:
Table 2 — Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
September 30, 2011 — GAAP income	$143.4	$0.16

June 30, 2011 — GAAP income	$145.9	$0.16

September 30, 2010 — GAAP income	$100.9	$0.10

(1)	Favorable (unfavorable) impact on GAAP income; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2011 Third Quarter versus 2011 Second Quarter
Fully-taxable equivalent net interest income increased $3.0 million, or 1%, from the 2011 second quarter. This was caused by a 2% (6% annualized) increase in average earning assets. The increase in average earning assets was driven by an increase of $0.8 billion, or 2% (8% annualized) in average loans.
The fully-taxable equivalent net interest margin decreased 6 basis points to 3.34%. The primary items impacting the net interest margin decline were:
•	9 basis points negative impact from lower loan yields and a shift to lower-yield, higher quality credits.
•	2 basis points negative impact from lower yield securities and the elevated level of balance sheet liquidity.
Partially offset by:
•	6 basis points positive impact from improved deposit pricing and the addition of low cost deposits.
Table 3 — Loans and Leases — 3Q11 vs. 2Q11

	2011
	Third	Second	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$13.7	$13.4	$0.3	2%
Commercial real estate	6.1	6.2	(0.1)	(2)

Total commercial	19.8	19.6	0.2	1

Automobile	6.2	6.0	0.3	4
Home equity	8.0	7.9	0.1	2
Residential mortgage	4.8	4.6	0.2	5
Other consumer	0.5	0.5	(0.0)	(3)

Total consumer	19.5	18.9	0.6	3

Total loans and leases	$39.3	$38.5	$0.8	2%

Average total loans and leases increased $0.8 billion, or 2% (8% annualized), from the 2011 second quarter, reflecting:
•	$0.3 billion, or 2% (9% annualized), growth in average commercial and industrial (C&I) loans, reflecting increased activity from multiple business lines including large corporate, equipment finance, business banking, and middle market. C&I utilization rates were little changed from the end of the prior quarter.
•	$0.3 billion, or 4% (17% annualized), growth in average automobile loans. We continued to originate very high quality loans at attractive returns. We focus on larger, multi-franchised, well-capitalized dealers that are rarely reliant on the success of one franchise to generate profitability. While the used car market remained very strong, we increased our originations of new vehicle loans, which reflected the discontinuance by the captive finance companies of aggressive incentive programs due to supply concerns.
•	$0.2 billion, or 5% (19% annualized), growth in residential mortgages as we experienced the continuation of a year-long trend of customer preferences shifting to shorter-term fixed-rate and/or variable rate mortgages.
Partially offset by:
•	$0.1 billion, or 2% (8% annualized), decline in average commercial real estate (CRE) loans, primarily as a result of our ongoing strategy to reduce this exposure. We were successful in reducing exposure across virtually all of the CRE project types that we actively manage via our concentration management process. The decline in noncore CRE loans accounted for the decrease in total CRE loans. The noncore CRE l declines reflected pay downs, refinancings, and charge-offs. Core CRE loans continued to exhibit high quality characteristics with minimal downgrade or charge-off activity.
Table 4 — Deposits — 3Q11 vs. 2Q11

	2011
	Third	Second	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$8.7	$7.8	$0.9	12%
Demand deposits — interest bearing	5.6	5.6	0.0	0
Money market deposits	13.3	12.9	0.4	3
Savings and other domestic deposits	4.8	4.8	(0.0)	(1)
Core certificates of deposit	7.6	8.1	(0.5)	(6)

Total core deposits	40.0	39.1	0.9	2
Other domestic deposits of $250,000 or more	0.4	0.5	(0.1)	(17)
Brokered deposits and negotiable CDs	1.5	1.3	0.2	15
Other deposits	0.4	0.3	0.1	16

Total deposits	$42.3	$41.3	$1.0	2%

Average total deposits increased $1.0 billion, or 2% (10% annualized), from the 2011 second quarter reflecting:
•	$0.9 billion, or 7% (28% annualized), increase in total demand deposits. This was driven primarily by growth in commercial and consumer noninterest-bearing demand deposits. Commercial demand deposits growth was particular strong, reflecting, in part, temporary deposits from several large relationships.
•	$0.4 billion, or 3% (14% annualized), increase in average money market deposits.
Partially offset by:
•	$0.5 billion, or 6% (24% annualized), decrease in core certificates of deposits.
2011 Third Quarter versus 2010 Third Quarter
Fully-taxable equivalent net interest income decreased $2.5 million, or less than 1%, from the year-ago quarter. This reflected the benefit of a $1.3 billion, or 3%, increase in average total earning assets, partially offset by an 11 basis point decline in the fully-taxable equivalent net interest margin. The increase in average earning assets reflected a combination of factors including:
•	$2.1 billion, or 6%, increase in average total loans and leases.
•	$0.3 billion, or 3%, decrease in average total available-for-sale and held-to-maturity securities.
The 11 basis point decline in the fully-taxable equivalent net interest margin reflected a reduction in derivatives income, lower loan yields, and lower securities yields, partially offset by the positive impacts of increases in low cost deposits and lower deposit pricing.
Table 5 — Loans and Leases — 3Q11 vs. 3Q10

	Third Quarter		Change
(in billions)	2011	2010	Amount	%
Average Loans and Leases
Commercial and industrial	$13.7	$12.4	$1.3	10%
Commercial real estate	6.1	7.1	(1.0)	(14)

Total commercial	19.8	19.5	0.3	2

Automobile	6.2	5.1	1.1	21
Home equity	8.0	7.6	0.4	6
Residential mortgage	4.8	4.4	0.4	9
Other consumer	0.5	0.7	(0.1)	(20)

Total consumer	19.5	17.7	1.8	10

Total loans and leases	$39.3	$37.2	$2.1	6%

Average total loans and leases increased $2.1 billion, or 6%, from the year-ago quarter reflecting:
•	$1.3 billion, or 10%, increase in average C&I loans reflected a combination of factors, including the benefits from our strategic initiatives focusing on large corporate, asset based lending, and equipment finance. In addition, we continued to see growth in more traditional middle-market and business banking loans. This growth was evident despite line utilization rates that remained well below historical norms.

•	$1.1 billion, or 21%, increase in average automobile loans. Automobile lending is a core competency and continued to be an area of targeted growth. The growth from the year-ago quarter exhibited further penetration within our historical geographic footprint, as well as the positive impacts of our expansion into Eastern Pennsylvania and five New England states. Origination quality remained high as measured by all of our internal quality metrics.
•	$0.4 billion, or 9%, increase in average residential mortgages.
Partially offset by:
•	$1.0 billion, or 14%, decrease in average CRE loans, reflecting the continued execution of our plan to reduce this exposure, primarily in the noncore CRE segment. This reduction is expected to continue, reflecting the combined impact of amortizations, pay downs, refinancings, and restructures.
Table 6 — Deposits — 3Q11 vs. 3Q10

	Third Quarter		Change
(in billions)	2011	2010	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$8.7	$6.8	$2.0	29%
Demand deposits — interest bearing	5.6	5.3	0.3	5
Money market deposits	13.3	12.3	1.0	8
Savings and other domestic deposits	4.8	4.6	0.1	2
Core certificates of deposit	7.6	8.9	(1.4)	(15)

Total core deposits	40.0	38.0	1.9	5
Other domestic deposits of $250,000 or more	0.4	0.7	(0.3)	(44)
Brokered deposits and negotiable CDs	1.5	1.5	0.0	3
Other deposits	0.4	0.5	(0.1)	(11)

Total deposits	$42.3	$40.6	$1.6	4%

Average total deposits increased $1.6 billion, or 4%, from the year-ago quarter reflecting:
•	$1.9 billion, or 5%, growth in average total core deposits. The drivers of this change were a $2.2 billion, or 18%, growth in average total demand deposits, and a $1.0 billion, or 8%, growth in average money market deposits, partially offset by $1.4 billion, or 15%, decline in average core certificates of deposit.
Partially offset by:
•	$0.3 billion, or 44%, decline in average other domestic deposits of $250,000 or more, reflecting a strategy to reduce such noncore funding.

Provision for Credit Losses
The provision for credit losses in the 2011 third quarter was $43.6 million, up $7.8 million, or 22%, from the prior, reflecting the combination of strong loan growth and the expectation of a weaker and prolonged economic recovery. The current quarter’s provision for credit losses was $47.0 million less than total net charge-offs. Compared to the year-ago quarter, provision for credit losses declined $75.6 million, or 63%. The decline reflected the combination of lower NCOs, NPAs, and commercial Criticized loans (see Credit Quality discussion).
Noninterest Income
2011 Third Quarter versus 2011 Second Quarter
Table 7 — Noninterest Income — 3Q11 vs. 2Q11

	2011
	Third	Second	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$65.2	$60.7	$4.5	7%
Mortgage banking income	12.8	23.8	(11.0)	(46)
Trust services	29.5	30.4	(0.9)	(3)
Electronic banking income	32.7	31.7	1.0	3
Insurance income	17.2	16.4	0.8	5
Brokerage income	20.3	20.8	(0.5)	(2)
Bank owned life insurance income	15.6	17.6	(2.0)	(11)
Automobile operating lease income	5.9	7.3	(1.4)	(19)
Securities (losses) gains	(1.4)	1.5	(2.9)	(190)
Other income	60.6	45.5	15.1	33

Total noninterest income	$258.6	$255.8	$2.8	1%

Noninterest income increased $2.8 million, or 1%, from the prior quarter reflecting:
•	$15.1 million, or 33%, increase in other income, reflecting a $15.5 million automobile loan securitization gain on sale, $2.6 million higher market-related gains and capital markets income, partially offset by a $6.8 million reduction in SBA-related servicing income.
•	$4.5 million, or 7%, increase in service charges on deposit accounts, primarily reflecting an increase in personal services charges, mostly due to increased activity driven by strong customer growth.
Partially offset by:
•	$11.0 million, or 46%, decline in mortgage banking income reflecting a $13.9 million reduction in contribution from the net MSR, partially offset by a $4.1 million, or 36%, increase in origination and secondary marketing income.
•	$1.4 million securities loss in the current period compared with a $1.5 million securities gain in the second quarter.

2011 Third Quarter versus 2010 Third Quarter
Table 8 — Noninterest Income — 3Q11 vs. 3Q10

	Third Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Income
Service charges on deposit accounts	$65.2	$65.9	$(0.7)	(1)%
Mortgage banking income	12.8	52.0	(39.3)	(75)
Trust services	29.5	27.0	2.5	9
Electronic banking income	32.7	28.1	4.6	16
Insurance Income	17.2	19.8	(2.6)	(13)
Brokerage Income	20.3	16.6	3.8	23
Bank owned life insurance income	15.6	14.1	1.6	11
Automobile operating lease income	5.9	11.4	(5.5)	(48)
Securities (losses) gains	(1.4)	(0.3)	(1.1)	(356)
Other income	60.6	32.6	28.1	86

Total noninterest income	$258.6	$267.1	$(8.6)	(3)%

Noninterest income declined $8.6 million, or 3%, from the year-ago quarter reflecting:
•	$39.3 million, or 75%, decrease in mortgage banking income. This primarily reflected a $21.4 million decrease in MSR net hedging income and a $20.2 million, or 56%, decrease in origination and secondary marketing income, as originations decreased 41% from the year-ago quarter.
•	$5.5 million, or 48%, decline in automobile operating lease income reflecting the impact of a declining portfolio as a result of having exited that business in 2008.
Partially offset by:
•	$28.1 million, or 86%, increase in other income, of which $15.5 million related to the automobile loan securitization. Also contributing to the growth were increases from capital markets activities, primarily interest rate protection and foreign exchange products.
•	$4.6 million, or 16%, increase in electronic banking income, reflecting an increase in debit card transaction volume and new account growth.
•	$3.8 million, or 23%, increase in brokerage income, primarily reflecting increased sales of investment products.

Noninterest Expense
2011 Third Quarter versus 2011 Second Quarter
Table 9 — Noninterest Expense — 3Q11 vs. 2Q11

	2011
	Third	Second	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$226.8	$218.6	$8.3	4%
Outside data processing and other services	49.6	43.9	5.7	13
Net occupancy	27.0	26.9	0.1	0
Deposit and other insurance expense	17.5	23.8	(6.3)	(27)
Professional services	20.3	20.1	0.2	1
Equipment	22.3	21.9	0.3	2
Marketing	22.3	20.1	2.1	11
Amortization of intangibles	13.4	13.4	0.0	0
OREO and foreclosure expense	4.7	4.4	0.3	6
Automobile operating lease expense	4.4	5.4	(1.0)	(19)
Other expense	31.0	29.9	1.1	4

Total noninterest expense	$439.1	$428.4	$10.7	2%

(in thousands)
Number of employees (full-time equivalent)	11.5	11.5	—	0%
Noninterest expense increased $10.7 million, or 2%, from the prior quarter. This reflected:
•	$8.3 million, or 4%, increase in personnel costs, primarily reflecting higher salaries, severance and healthcare costs.
•	$5.7 million, or 13%, increase in outside data processing and other services, reflecting the costs associated with the conversion to a new debit card processor.
Partially offset by:
•	$6.3 million, or 27%, decline in deposit and other insurance expenses.

2011 Third Quarter versus 2010 Third Quarter
Table 10 — Noninterest Expense — 3Q11 vs. 3Q10

	Third Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Expense
Personnel costs	$226.8	$208.3	$18.6	9%
Outside data processing and other services	49.6	38.6	11.0	29
Net occupancy	27.0	26.7	0.2	1
Deposit and other insurance expense	17.5	23.4	(5.9)	(25)
Professional services	20.3	20.7	(0.4)	(2)
Equipment	22.3	21.7	0.6	3
Marketing	22.3	20.9	1.3	6
Amortization of intangibles	13.4	15.1	(1.8)	(12)
OREO and foreclosure expense	4.7	12.0	(7.4)	(61)
Automobile operating lease expense	4.4	9.2	(4.8)	(52)
Other expense	31.0	30.8	0.2	1

Total noninterest expense	$439.1	$427.3	$11.8	3%

(in thousands)
Number of employees (full-time equivalent)	11.5	11.3	0.2	2%
Noninterest expense increased $11.8 million, or 3%, from the year-ago quarter reflecting:
•	$18.6 million, or 9%, increase in personnel costs, primarily reflecting a 2% increase in full-time equivalent staff in support of strategic initiatives, as well as higher benefit-related expenses.
•	$11.0 million, or 29%, increase in outside data processing and other service, reflecting costs associated with converting to a new debit card processer and the implementation of strategic initiatives.
Partially offset by:
•	$7.4 million, or 61%, decrease in OREO and foreclosure expense.
•	$5.9 million, or 25%, decline in deposit and other insurance expenses.
•	$4.8 million, or 52%, decline in automobile operating lease expense as that portfolio continued its runoff.
Income Taxes
The provision for income taxes in the 2011 third quarter was $38.9 million. The effective tax rate for the 2011 third quarter was 21.4%. At September 30, 2011, we had a net deferred tax asset of $364.2 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at September 30, 2011. The total disallowed deferred tax asset for regulatory capital purposes decreased to $19.4 million at September 30, 2011, from $48.2 million at June 30, 2011.

We anticipate the effective tax rate for the foreseeable future to be in the range of 24% to 27%.
Credit Quality Performance Discussion
Credit quality performance in the 2011 third quarter reflected continued improvement in the overall loan portfolio relating to net charge-off (NCO) activity, as well as continued improvement in key credit quality metrics, including an 8% decline in nonperforming assets (NPAs) and a 4% decline in the level of Criticized commercial loans compared to the prior quarter. While the trend of declining Criticized loan levels continued in the quarter, there was an increase in new Criticized commercial loan inflows compared to the prior quarter. The inflow of new Criticized loans was across all of our business segments and included one large relationship. It is important to note that while we did downgrade this relationship in the quarter, we have already noted some positives in its performance and structure. We do not believe the increase in the quarter’s inflow is an indication of future increases in the overall level of Criticized loans.
Net Charge-Offs (NCOs)
Table 11 — Net Charge-Offs

	2011			2010
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$17.9	$18.7	$42.2	$59.1	$62.2
Commercial real estate	24.4	27.6	67.7	44.9	63.7

Total commercial	42.3	46.3	109.9	104.0	125.9

Automobile	3.9	2.3	4.7	7.0	5.6
Home equity	26.2	25.4	26.7	29.2	27.8
Residential mortgage	11.6	16.5	18.9	26.8	19.0
Other consumer	6.6	7.1	4.9	5.3	6.3

Total consumer	48.2	51.2	55.2	68.3	58.6

Total net charge-offs	$90.6	$97.5	$165.1	$172.3	$184.5

Net Charge-offs — annualized percentages
Commercial and industrial	0.52%	0.56%	1.29%	1.85%	2.01%
Commercial real estate	1.60	1.77	4.15	2.64	3.60

Total commercial	0.86	0.94	2.24	2.13	2.59

Automobile	0.25	0.15	0.33	0.51	0.43
Home equity	1.31	1.29	1.38	1.51	1.47
Residential mortgage	0.97	1.44	1.70	2.42	1.73
Other consumer	5.05	5.27	3.47	3.66	3.83

Total consumer	0.99	1.08	1.20	1.50	1.32

Total net charge-offs	0.92%	1.01%	1.73%	1.82%	1.98%

Total net charge-offs for the 2011 third quarter were $90.6 million, or an annualized 0.92% of average total loans and leases. This was down $6.9 million, or 7%, from $97.5 million, or an annualized 1.01%, in the prior quarter.
Total C&I net charge-offs for the 2011 third quarter were $17.9 million, or an annualized 0.52%, down 4% from $18.7 million, or an annualized 0.56% of related loans, in the prior quarter. This decline was evident across our geographic footprint and was consistent with our expectations. The current quarter’s NCOs were associated with smaller relationships, consistent with the longer-term run-rate expectations.

Current quarter CRE net charge-offs were $24.4 million, or an annualized 1.60% of average CRE loans. This was down $3.2 million, or 11%, from $27.6 million, or an annualized 1.77%, in the prior quarter. This performance was consistent with our expectations and was evident across our geographic footprint. We continue to anticipate lower CRE NCOs in future quarters.
Total consumer net charge-offs in the current quarter were $48.2 million, or an annualized 0.99% of average total consumer loans, down $3.0 million, or 6%, from $51.2 million, or an annualized 1.08%, in the prior quarter.
Automobile loan and lease net charge-offs were $3.9 million, or an annualized 0.25% of related average balances, up 70% from $2.3 million, or an annualized 0.15%, in the prior quarter. These relatively low levels of net charge-offs reflected the continued high credit quality of originations and a strong resale market for used vehicles.
Residential mortgage net charge-offs in the current quarter were $11.6 million, or an annualized 0.97% of related loans, down 30% from $16.5 million, or an annualized 1.44%, in the prior quarter and were consistent with expectations for a continued downward trend.
Home equity net charge-offs were $26.2 million, or an annualized 1.31% of related average balances, up 3% from $25.4 million, or an annualized 1.29%, in the prior quarter and were impacted by the weakened overall economy and the continued modest erosion in home values. This slight increase was consistent with our expectations. We continue to manage the default rate through focused delinquency monitoring as virtually all defaults for second-lien home equity loans incur significant losses reflecting the reduction of equity associated with the collateral property.
Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
Table 12 — Nonaccrual Loans and Nonperforming Assets

	2011			2010
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Nonaccrual loans and leases (NALs):
Commercial and industrial	$209.6	$229.3	$260.4	$346.7	$398.4
Commercial real estate	257.1	291.5	305.8	363.7	478.8
Residential mortgage	61.1	59.9	44.8	45.0	83.0
Home equity	37.2	33.5	25.3	22.5	21.7

Total nonaccrual loans and leases (NALs)	565.0	614.2	636.3	777.9	981.8
Other real estate, net:
Residential	18.6	20.8	28.7	31.6	65.8
Commercial	19.4	17.9	26.0	35.2	57.3

Total other real estate, net	38.0	38.7	54.6	66.8	123.1
Other NPAs (1)	11.0	—	—	—	—

Total nonperforming assets (NPAs)	$614.0	$652.9	$690.9	$844.8	$1,104.9

NAL ratio (2)	1.45%	1.57%	1.66%	2.04%	2.62%
NPA ratio (3)	1.57	1.67	1.80	2.21	2.94

Nonperforming Frankin assets
Residential mortgage	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—
OREO	0.5	0.9	6.0	9.5	15.3
Impaired loans held for sale	—	—	—	—	—

Total nonperforming Franklin assets	$0.5	$0.9	$6.0	$9.5	$15.3

(1)	Other nonperforming assets represent an investment security backed by a municipal bond

(2)	Total NALs as a % of total loans and leases

(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate

Total nonaccrual loans and leases (NALs) were $565.0 million at September 30, 2011, and represented 1.45% of total loans and leases. This was down $49.2 million, or 8%, from $614.2 million, or 1.57%, of total loans and leases, at June 30, 2011.
C&I NALs decreased $19.7 million, or 9%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including payoffs. The decline was associated with loans throughout our footprint, with no specific geographic concentration.
CRE NALs decreased $34.4 million, or 12%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including borrower payments and payoffs. We continue to be focused on early recognition of risks through our ongoing portfolio management processes.
In contrast, home equity and residential mortgage NALs increased $3.6 million, or 11%, and $1.3 million, or 2%, respectively. These increases reflected the current weak economic conditions and the continued decline of residential real estate property values. Both home equity and residential mortgage NALs have been written down to net realizable values less anticipated selling costs, which substantially limits any significant future risk of loss.
Nonperforming assets (NPAs), which include NALs, were $614.0 million at September 30, 2011, and represented 1.57% of related assets. This was down $39.0 million, or 6%, from $652.9 million, or 1.67%, of related assets at the end of the prior quarter.
Table 13 — Accruing Loans 90 Days Past Due and Troubled Debt Restructured Loans

	2011			2010
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$61.0	$57.7	$73.6	$87.7	$95.4
Loans guaranteed by the U.S. Government	84.4	77.0	94.4	98.3	94.2

Total loans and leases	$145.4	$134.6	$168.0	$185.9	$189.6

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.16%	0.15%	0.19%	0.23%	0.25%
Guaranteed by U.S. government	0.21	0.19	0.25	0.26	0.26
Including loans guaranteed by the U.S. government	0.37	0.34	0.44	0.49	0.51

Accruing troubled debt restructured loans:
Residential mortgages	$304.4	$313.8	$333.5	$328.4	$304.4
Other consumer	89.6	75.0	78.5	76.6	73.2
Commercial	321.6	240.1	206.5	222.6	158.0

Total accruing troubled debt restructured loans	715.6	628.9	618.4	627.6	535.5

Nonaccruing troubled debt restructured loans:
Residential mortgages	20.9	14.4	8.5	5.8	10.6
Other consumer	0.3	0.1	0.0	—	—
Commercial	74.3	77.7	37.9	33.5	33.2

Total nonaccruing troubled debt restructured loans	95.4	92.3	46.4	39.3	43.8

Total troubled debt restructured loans	$811.0	$721.2	$664.8	$666.9	$579.4

(1)	Percent of related loans and leases
Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $61.0 million at September 30, 2011, up $3.3 million, or 6%, from the end of the prior quarter, and down $34.4 million, or 36%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.16% at September 30, 2011, up from 0.15% at the end of the prior quarter, and down 9 basis points from a year earlier.

Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
Table 14 — Allowances for Credit Losses (ACL)

	2011			2010
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31,	Sep. 30
Allowance for loan and lease losses (ALLL)	$1,019.7	$1,071.1	$1,133.2	$1,249.0	$1,336.4
Allowance for unfunded loan commitments and letters of credit	38.8	41.1	42.2	42.1	40.1

Allowance for credit losses (ACL)	$1,058.5	$1,112.2	$1,175.4	$1,291.1	$1,376.4

ALLL as a % of:
Total loans and leases	2.61%	2.74%	2.96%	3.28%	3.56%
Nonaccrual loans and leases (NALs)	180	174	178	161	136
Nonperforming assets (NPAs)	166	164	164	148	121

ACL as a % of:
Total loans and leases	2.71%	2.84%	3.07%	3.39%	3.67%
Nonaccrual loans and leases (NALs)	187	181	185	166	140
Nonperforming assets (NPAs)	172	170	170	153	125
At September 30, 2011, the ALLL was $1,019.7 million, down $51.4 million, or 5%, from $1,071.1 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2011, was 2.61%, down from 2.74% at June 30, 2011. However, and reflecting the decline in NALs, the ALLL as a percent of NALs increased to 180% at September 30, 2011, from 174% at June 30, 2011.
At September 30, 2011, the AULC was $38.8 million, down $2.3 million, or 6%, from the end of the prior quarter.
On a combined basis, the ACL as a percent of total loans and leases at September 30, 2011, was 2.71%, down from 2.84% at June 30, 2011. The reduction was primarily a result of the continued improvement in the level of Criticized loans and a reduction in the level of specific reserves. As the ACL calculation is a reflection of the risk in the portfolio, a decline in the Criticized asset level resulted in a decrease in the required related reserve level. However, this decline was slightly offset by reserve increases associated with loan growth in total consumer loans as the risk metrics associated with those loans remained relatively unchanged. It is important to note that despite the decline in the ACL ratio, the coverage of NALs increased to 187% at September 30, 2011, up from 181% at June 30, 2011, and substantially higher than the 140% in the year-ago quarter.

Capital
Table 15 — Capital Ratios

	2011			2010
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31,	Sep. 30
Tangible common equity / tangible assets ratio	8.22%	8.22%	7.81%	7.56%	6.20%

Tier 1 common risk-based capital ratio	10.17%	9.92%	9.75%	9.29%	7.39%

Regulatory Tier 1 risk-based capital ratio	12.37%	12.14%	12.04%	11.55%	12.82%
Excess over 6.0% (1)	$2,827	$2,707	$2,599	$2,413	$2,916

Regulatory Total risk-based capital ratio	15.11%	14.89%	14.85%	14.46%	15.08%
Excess over 10.0% (1)	$2,268	$2,156	$2,087	$1,939	$2,172

Total risk-weighted assets	$44,376	$44,081	$43,025	$43,471	$42,759

(1)	“Well-capitalized” regulatory threshold
The tangible common equity to asset ratio at September 30, 2011, was 8.22%. Unlike risk-based capital ratios that increased from the end of the second quarter, the tangible common equity ratio was unchanged, reflecting a temporary increase in balance sheet liquidity as a result of the automobile securitization.
Our Tier 1 common risk-based capital ratio at quarter end was 10.17%, up from 9.92% at the end of the prior quarter. In addition, our regulatory Tier 1 and Total risk-based capital ratios were 12.37% and 15.11%, respectively, up from 12.14% and 14.89%, respectively, at June 30, 2011. These increases primarily reflected the benefit of retained earnings as risk-weighted assets increased slightly.
Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 Third Quarter Earnings Press Release and Quarterly Financial Review, the 2011 third quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company — e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business — e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance — i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2010 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
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